Exhibit 99.1

Company Contact — Jim Dorsey
BioClinica
267-757-3040

Trade Media — Beth Nestlerode
Diccicco Battista Communications
484-342-3600

Investor Contact — Linda Decker
Financial Media — Bill Gordon
Porter, LeVay & Rose, Inc.
212-564-4700

FOR IMMEDIATE RELEASE
BIOCLINICA ACQUIRES TRANSENDA INTERNATIONAL, LLC
— Adds Clinical Trial Management Software With Microsoft Office Interoperability —
NEWTOWN, PA, March 26, 2010 — BioClinica™, Inc., (NASDAQ: BIOC), a global provider of clinical trial management services, today announced its acquisition of substantially all of the assets of privately held TranSenda International, LLC (“TranSenda”). Headquartered in Bellevue, WA, TranSenda is a provider of clinical trial management software (CTMS) solutions and is a Microsoft Gold Certified Partner.
TranSenda’s innovative suite of web-based, Office-Smart CTMS solutions and patent-pending integration technologies create efficiencies for trial operations through interoperability with Microsoft Office tools. With this acquisition, BioClinica enhances its ability to serve customers throughout the clinical research process with technologies that include improved efficiencies by reducing study durations and costs through integrated operational management.
“TranSenda brings a line of Office-Smart clinical trial management solutions to BioClinica that will become a part of our Microsoft Office-enabled delivery vision,” said Mark Weinstein, CEO of BioClinica. “With the incorporation of TranSenda’s technology, our customers will benefit from the compatibility and ease-of-use efficiencies that exist across the broader eClinical domain. This acquisition is an important step forward as we continue to advance our integrated eClinical solutions model and execute our strategy of bringing best-in-class technology and resources to our customers.”
Mr. Weinstein continued “The acquisition of TranSenda not only enhances our portfolio of clinical trial technology, it also provides us intellectual property with thought leaders and domain experts in trial planning and management. We welcome Bob Webber and his team to BioClinica.”
“We are excited to join BioClinica as it will provide us the ability to expand our market reach and delivery to the global marketplace and fulfill the demand for our technologies,” said Robert Webber, President of TranSenda International. “We expect BioClinica’s expertise, scope of quality customer relationships and their overall global presence will be catalysts to the growth of our technologies and market reach.”
“Information workers in the life sciences industry are often challenged with working across many different systems throughout the clinical trial process,” said Michael Naimoli, director of life sciences industry solutions, Microsoft Corp. “TranSenda has helped pharmaceutical companies address these problems, providing solutions that allow professionals to work within the familiar Microsoft Office environment. We’re pleased that BioClinica customers will also benefit from these tools and continue to simplify the workflow and clinical trials information management process.”
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Under the terms of the agreement, BioClinica is purchasing substantially all of the assets of TranSenda for 577,960 shares of BioClinica unregistered common stock at closing. For 2010, BioClinica expects TranSenda to contribute approximately $1.0 million in service revenue and an operating loss of $500,000. Additional financial details will be provided when BioClinica releases its first quarter 2010 results as well as full year 2010 guidance, which will include TranSenda’s contribution. Additional terms of the agreement will be disclosed on a Form 8-K to be filed the same day as this press release.
About BioClinica
BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management services. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, and clinical supply chain design and optimization solutions. BioClinica services maximize efficiency and manageability throughout all phases of the clinical trial process. With more than 20 years of experience and over 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.
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